Exhibit 99.1

NEWS RELEASE
For Release: Monday, April 25, 2016, 3:05 p.m. Central Time	Contact: Vascular Solutions, Inc.
James Hennen, CFO
JHennen@vasc.com
(763) 656-4352
Phil Nalbone, VP
PNalbone@vasc.com
(763) 656-4371

VASCULAR SOLUTIONS REPORTS FIRST QUARTER RESULTS

-	Revenue increased 14% to $39.4 million, exceeding the top end of guidance
-	Adjusted EPS increased 19% to $0.25, exceeding the top end of guidance
-	Raising 2016 revenue guidance to $163 - $166 million, representing an increase of 12% at the midpoint
-	Raising 2016 adjusted EPS guidance to $1.19 - $1.23
-	End of expenses related to Short Kit litigation, return to GAAP earnings guidance for Q2

MINNEAPOLIS, Minnesota – Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the first quarter ended March 31, 2016.

Worldwide revenue increased 14% from the first quarter of 2015 to $39.4 million, which exceeded the top end of the company’s revenue guidance range of $38.0 million to $39.0 million. U.S. revenue increased 17% to $31.6 million, while international revenue increased 3% to $7.8 million. Excluding the launch inventory sales of GuideLiner® V3 to Japan Lifeline that occurred in the first quarter of 2015, international revenues increased 22% and worldwide revenue increased 18% in the first quarter of 2016.

Chief Executive Officer Howard Root provided the following comments:

“Our first quarter results represent a very strong start to what we believe will be our 13th consecutive year of double-digit percentage growth in product sales. I am especially proud that our employees overcame the substantial distractions caused by the Short Kit trial in the first quarter to once again exceed expectations.  And with the jury’s “not guilty” verdict on February 26 concluding this misguided and outrageous government prosecution, we are now able to once again focus all of our resources and attention on productive clinical goals that demonstrate the operating leverage inherent in our business model.

“While our R&D efforts remain focused on our multiple clinical niche new product launches, we also are pleased with the rapid progress of our much larger RePlas™ freeze-dried plasma collaboration with the U.S. Army. In addition, our strong balance sheet, even after incurring $25 million in Short Kit legal expenses over the last five years, as well as our substantial positive cash flow from operations, allow us to fully fund all of our R&D initiatives and take advantage of opportunities for distribution agreements and tuck-in acquisitions that we view as synergistic.”

Gross margin for the first quarter was 65.5%, compared to 67.4% in the year-ago first quarter. The decrease in gross margin was primarily due to a shift in product mix, combined with temporary inefficiencies incurred in production due to the renovation of Vascular Solutions’ manufacturing facility and new products.  Vascular Solutions expects to complete the majority of its facility renovation and new product efficiency improvements in the second quarter, and therefore expects gross margin to improve to between 66.0% and 67.0% for the full year 2016, subject to changes in the geographic and product mix of sales.

Excluding expenses associated with the Short Kit litigation, adjusted operating earnings in the first quarter were $6.0 million, representing an adjusted operating margin of 15.2%. This compares to adjusted operating earnings in the year-ago first quarter of $5.9 million, which represented an operating margin of 16.9%. During the most recent first quarter, Vascular Solutions incurred $6.9 million in legal expenses associated with the Short Kit litigation, compared to $2.4 million in the year-earlier quarter. On a GAAP basis, Vascular Solutions reported an operating loss of $890,000 in the first quarter of 2016, compared to operating income of $3.4 million in the year-ago first quarter.

On an adjusted basis, excluding the Short Kit legal expenses, earnings per diluted share (EPS) in the first quarter were $0.25, above the company’s guidance of $0.22 to $0.24, and an increase of 19% from $0.21 in adjusted EPS in the first quarter of 2015. On a GAAP basis, the company reported a loss of $0.01 per share, compared to earnings of $0.12 per diluted share in the first quarter of 2015.

First Quarter Revenue by Product

During the first quarter of 2016, the following eight products represented 78% of Vascular Solutions’ worldwide revenue and grew by a combined 15% from the first quarter of 2015:

		First Quarter Revenue (dollars in 000s)
Product	Primary Market	2016	2015	% Increase (Decrease)
GuideLiner catheters	Interventional cardiology	$11,658	$10,340	13%
Micro-introducer kits	Interventional radiology	3,569	2,854	25%
Pronto® catheters	Interventional cardiology	3,403	4,382	(22%)
Vein catheter reprocessing	Phlebology	2,989	2,712	10%
Hemostatic patches	Interventional cardiology	2,845	3,022	(6%)
Turnpike® catheters	Interventional cardiology	2,297	154	1,392%
Radial access	Interventional cardiology	2,099	1,638	28%
Langston® catheter	Interventional cardiology	1,882	1,578	19%
Top 8 products		$30,742	$26,680	15%

GuideLiner catheters first quarter sales grew by 13% over the first quarter of 2015, with U.S. sales up 29% to $7.6 million and international sales declining by 9% to $4.1 million. “The decline in international sales of GuideLiner was expected given the launch inventory sales of GuideLiner V3 that occurred in the first quarter of 2015 to our distributor partner in Japan to fill its extensive distribution channel,” Mr. Root commented. “Excluding Japan, during the first quarter our international GuideLiner sales grew by 25% and our worldwide GuideLiner sales grew by 28%, underscoring the continued role of GuideLiner as a growth-driver for the company. As GuideLiner enters its seventh year on the market, its use continues to broaden as we expand the product’s clinical and geographic reach at a time when the number of complex interventional procedures is rising substantially.”

Micro-introducer kits first quarter sales grew by 25% over the first quarter of 2015 to $3.6 million. “Vascular Solutions sells a wide variety of micro-introducer kits and in recent years has focused on transitioning to internal manufacturing, cost reductions, and product line expansion,” commented Mr. Root.  “This strategy continued to work very well in the first quarter, resulting in a combination of lower prices for our customers and increased gross margins and higher market share for Vascular Solutions.”

Pronto catheters first quarter sales were $3.4 million, representing a decline of 22% from the first quarter of 2015. “The market for extraction catheters is mature, with physicians more selective in their use of aspiration catheters and significant price erosion in the market,” Mr. Root said. “However, due to the market removal of a competitive product late in the first quarter, we have begun to see our Pronto sales stabilize, and we believe the distinct design features and clinical benefits of Pronto will continue to make it a leader in this market for many years.”

Vein catheter reprocessing first quarter revenue was $3.0 million, up 10% from the first quarter of 2015. “Our sales team continues to advance the penetration of our reprocessing service, which is reflected in our ongoing revenue growth,” commented Mr. Root.  “We view the radiofrequency vein catheter reprocessing service, now in its fifth year on the market, as a $15 - $20 million potential annual revenue opportunity, and we continue to make gradual progress toward that level.”

Hemostatic patches first quarter sales were $2.8 million, representing a decrease of 6% from the first quarter of 2015. “The U.S. market for hemostatic patches is very price-sensitive and continues to shift away from the femoral artery toward radial artery access,” Mr. Root said. “Our D-Stat Dry and other thrombin-based patch products are a leader in the mature market for femoral patches, but these products long-ago stopped being a growth driver for us, and we are now focusing for growth on our newer products that address the rapidly expanding radial artery access market in the U.S.”

Turnpike catheters first quarter sales were $2.3 million, an increase of 1,392% from $154,000 in the first quarter of 2015.  “We launched the original version of Turnpike during the first quarter of 2015, and sales have ramped quickly above our expectations every quarter since launch,” commented Mr. Root.  “Turnpike represents our most successful new internally developed product since the introduction of the GuideLiner, and both products are emblematic of our commitment to meeting the needs of physicians who perform complex coronary interventions.  We now view the Turnpike product line as at least a $30 million market opportunity for Vascular Solutions.”

Radial artery access products first quarter sales totaled $2.1 million, an increase of 28% from the first quarter of 2015. Products in this category include radial hemostasis bands, wrist positioning devices, arm boards, and introducer sheaths. “Vascular Solutions several years ago was early in identifying radial artery access as a substantial U.S. market opportunity and started developing and assembling a portfolio of products that now are resulting in substantial sales growth,” Mr. Root said.  “This strategy is still in its rapid growth phase, and we expect substantial increases in sales of our radial artery access products over the next several years, particularly with our new VSI Radial introducer sheaths.”

Langston catheter first quarter sales were $1.9 million in the first quarter, an increase of 19% from the first quarter of 2015. “With the growth in percutaneous aortic valve replacement procedures, we are seeing sales of the Langston continue to increase due to its impressive clinical utility,” Mr. Root said.

Financial Guidance

Vascular Solutions is raising its guidance for 2016 net revenue to a range of $163 million to $166 million. The mid-point of this range represents an increase of 12% from net revenue of $147.2 million in 2015. The company’s previous guidance for 2016 net revenue was a range of $161 million to $165 million.

Vascular Solutions also is raising its 2016 adjusted earnings guidance to a range of $1.19 to $1.23 per share. The company’s previous guidance for 2016 adjusted net earnings was a range of $1.17 to $1.21 per share. Included in the company’s 2016 earnings guidance are $4.8 million in non-cash stock-based compensation, $1.6 million in amortization of intangibles, and an assumed tax rate of approximately 30%, reflecting the benefits of a new tax accounting pronouncement (Accounting Standard Update 2016-09) requiring restricted share vesting and stock option exercise expenses to be recognized in GAAP earnings calculations.   2016 adjusted earnings guidance excludes the $6.9 million in Short Kit litigation expenses that were incurred in the first quarter.  Including those expenses, the revised earnings outlook for 2016 reflects GAAP EPS in a range of $0.93 to $0.97.

“Starting in the second quarter, we expect to have no further material expenditures related to the recently concluded Short Kit litigation,” commented Mr. Root.  “Unfortunately, after substantial analysis, we do not believe there is any available legal mechanism to bring an action on behalf of the company or me against the Department of Justice or the individual prosecutors for recovery of the substantial legal expenses we incurred in defending against this malicious and misguided prosecution.  We are, however, pursuing administrative misconduct actions against the individuals involved in an attempt to prevent what happened to us from happening to others.  Future legal expenses related to these administrative actions are expected to be immaterial, and therefore earnings guidance starting in the second quarter will return to a GAAP basis.”

For the second quarter of 2016, Vascular Solutions is providing guidance for net revenue of between $40.5 million and $41.5 million, which at the mid-point represents growth of approximately 9% from $37.6 million in the second quarter of 2015. Excluding the GuideLiner launch inventory sales to Japan in the year-ago second quarter, guidance for the second quarter of 2016 represents growth of approximately 18% at the mid-point.

For the second quarter of 2016, the company is providing guidance for net earnings on a GAAP basis of between $0.29 and $0.31 per fully diluted share. In the second quarter of 2015, the company reported adjusted EPS of $0.29. The company’s net earnings guidance for the second quarter of 2016 includes $1.1 million in non-cash stock-based compensation, $404,000 in amortization of intangibles, and an assumed effective income tax rate of approximately 28%, due to impacts from the new accounting pronouncement (Accounting Standard Update 2016-09).

Cash Flow and Balance Sheet Highlights

Vascular Solutions ended the first quarter of 2016 with $31.0 million in cash and equivalents, compared to $41.5 million in cash and cash equivalents at December 31, 2015. During the first quarter, the company used $4.3 million in cash for operations, principally due to expenses associated with the Short Kit litigation, and used $2.9 million for capital expenditures related to facility renovations and the purchase of computer and manufacturing equipment. The company also used $3.3 million in financing activities, which included $1.5 million to repurchase shares of common stock to satisfy income tax withholding obligations on the vesting of restricted stock awards and $1.8 million to repurchase 64,199 shares of common stock under the company’s share repurchase program. The company has no long-term debt.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live webcast may be accessed on the investor relations portion of the company’s web site at www.vasc.com.  An audio replay of the call will be available until Monday, May 2, 2016, by dialing 888-203-1112 and entering conference ID# 4353432.  A recording of the call will also be archived on the Company’s web site, www.vasc.com, until Monday, May 2, 2016. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF EARNINGS (LOSS)
(In thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
	(unaudited)

Revenue:
Product revenue	$39,242	$34,441
License, royalty and collaboration revenue	136	170
Total revenue	39,378	34,611

Product costs and operating expenses:
Cost of goods sold	13,571	11,296
Collaboration expenses	27	54
Research and development	5,026	4,067
Clinical and regulatory	1,997	1,481
Sales and marketing	9,599	8,732
General and administrative	9,644	4,777
Medical device excise taxes	-	376
Amortization of purchased technology and intangibles	404	405
Operating earnings (loss)	(890)	3,423

Other earnings	16	28
Earnings (loss) before income taxes	(874)	3,451

Income tax benefit (expense)	619	(1,244)
Net earnings (loss)	$(255)	$2,207

Net earnings (loss) per share - basic	$(0.01)	$0.13
Weighted average shares used in calculating - basic	17,105	16,939
Net earnings (loss) per share - diluted	$(0.01)	$0.12
Weighted average shares used in calculating - diluted	17,105	17,940

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	March 31, 2016 (unaudited)	December 31, 2015 (note)
ASSETS
Current assets:
Cash and cash equivalents	$30,958	$41,491
Accounts receivable, net	21,485	19,121
Inventories	22,629	22,105
Prepaid expenses and other	4,848	4,361
Total current assets	79,920	87,078
Property, plant and equipment, net	36,254	34,508
Goodwill	10,089	10,045
Intangible assets, net	8,060	8,445
Deferred tax assets, net of current portion	5,434	4,797
Total assets	$139,757	$144,873

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$13,346	$16,657

Long-term deferred tax liabilities	74	72
Total long-term liabilities	74	72

Shareholders’ equity:
Total shareholders’ equity	126,337	128,144
Total liabilities and shareholders’ equity	$139,757	$144,873

Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
NON-GAAP ADJUSTED EARNINGS RECONCILIATION
(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
GAAP operating earnings (loss)	$(890)	$3,423
Legal expenses incurred in Short Kit litigation (a)	$6,883	$2,433
Non-GAAP adjusted operating earnings	$5,993	$5,856
GAAP net earnings (loss) per share - diluted	$(0.01)	$0.12
Legal expenses incurred in Short Kit litigation, per share (b)	$0.26	$0.09
Non-GAAP adjusted net earnings per share - diluted	$0.25	$0.21

VASCULAR SOLUTIONS, INC.
NON-GAAP ADJUSTED EARNINGS GUIDANCE RECONCILIATION
(unaudited)

	Three Months Ending June 30, 2016	Twelve Months Ending December 31, 2016
Projected GAAP net earnings per share - diluted	$0.29 to $0.31	$0.93 to $0.97
Projected legal expenses incurred in Short Kit litigation (b)	$--	$0.26
Projected non-GAAP adjusted net earnings per share - diluted	$0.29 to $0.31	$1.19 to $1.23

(a)	Consisting of legal expenses incurred in connection with the Short Kit litigation. See the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other recent filings with the Securities and Exchange Commission for details.

(b)	Consisting of legal expenses, net of taxes, incurred in connection with the Short Kit litigation.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures. The company’s product line consists of nearly 100 products and services that are sold to interventional cardiologists, interventional radiologists, electrophysiologists and vein specialists through its direct U.S. sales force and international independent distributor network.  All listed trademarks are the property of Vascular Solutions, Inc.

Safe Harbor for Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. Those statements include expectations about our future revenues, product line revenues, gross margin, operating leverage, earnings per share, adjusted earnings per share, non-cash stock-based compensation, ability to fully fund all of our R&D initiatives and take advantage of any opportunities for distribution agreements and tuck-in acquisitions, amortization of intangibles, and income tax rate. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, exposure to governmental enforcement actions, exposure to potential shareholder litigation, exposure to intellectual property claims and litigation, significant variability in quarterly results, exposure to possible product liability claims, doing business in international markets, the development of new products by others, our reliance on the development of new products and services, constraints or interruptions in production from key suppliers, breaches or other failures of information technology and communications systems, the availability of third party reimbursement, and actions by government regulatory agencies.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we are providing non-GAAP adjusted operating earnings and non-GAAP adjusted earnings per share for the three months ended March 31, 2016 and 2015, adjusted in both cases for the effects of legal fees incurred in connection with the Short Kit litigation.  In addition, we are providing non-GAAP financial guidance for the year ending December 31, 2016 adjusted for the $6.9 million in legal expenses incurred in the first quarter in connection with the Short Kit litigation. We believe that the non-GAAP financial measures presented provide meaningful insight to investors by adjusting for unpredictable events that vary in frequency and magnitude and allowing investors to evaluate our financial performance without the effects of these events. We use non-GAAP financial measures to assess our operating performance and to compare results between periods. We also use non-GAAP financial measures in determining achievement levels under corporate objectives for incentive compensation. The method we use to produce non-GAAP adjusted operating earnings and non-GAAP adjusted earnings per share is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP measures should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as supplemental information in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, the non-GAAP measures presented should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP measures to the comparable GAAP measures, which is attached to this release.

For further information, connect to www.vasc.com.
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